EXHIBIT 99.1

Gateway Financial Holdings, Inc. Named One of Nation's Top Performing Small-Cap Banks

Bank Holding Company Makes Sandler O'Neill's 2008 Bank and Thrift Sm-All Star List

 * Gateway Financial Holdings, Inc., named to Sandler O'Neill's 2008
   List of Bank and Thrift Sm-All Stars
 * Main criteria for inclusion on the list is performance
 * List is comprised of an elite group of 33 banks and thrifts nationwide
 * Sandler O'Neill + Partners, LP is a New York-based investment banking and advisory firm that specializes in financial institutions
 * Gateway Financial Holdings, Inc. is the holding company for
   Gateway Bank, Gateway Bank Mortgage, Gateway Insurance Services,
   Gateway Investment Services, and Gateway Title Insurance

VIRGINIA BEACH, Va., Sept. 10, 2008 (GLOBE NEWSWIRE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS) ("the Company") was recognized as one of the nation's top performing small-cap financial institutions by leading investment banking firm Sandler O'Neill, announced D. Ben Berry, president and chief executive officer.

"We are proud of being named to Sandler O'Neill's 2008 List of Bank and Thrift Sm-All Stars," Berry said. "It puts us in an elite group that is being noted for performance. This recognition confirms that our focus on expansion, credit quality, non-interest income, hiring the best bankers, market diversification, and corporate citizenship is a solid strategy that achieves results."

Sandler O'Neill first created the Sm-All Stars list in 2004. To create the list, they evaluate all 574 publicly traded banks and thrifts with a market cap of less than $2 billion. Their analysis focuses on growth, profitability, credit quality and capital strength. By coming up with the top companies, Sandler O'Neill provides investors with a starting point from which to identify the next leading mid-cap banks and thrifts, and gives the companies exposure before they are discovered by others.

To achieve Sm-All Star status, a bank or thrift needs to be at or above the peer median for these financial variables: growth trends in earnings per share, loans, and deposits; profitability measured in terms of return on average equity; asset quality measured in terms of nonperforming assets to loans plus OREO ratio and net charge-off ratio; reserve to nonperforming assets ratio; and, they must be considered "Well Capitalized" per the Tier 1 risk-based capital ratio.

About Gateway Financial Holdings, Inc.:

Gateway Financial Holdings, Inc. is (Nasdaq:GBTS) the parent company of Gateway Bank & Trust Co., a regional community bank with a total of thirty-seven full-service financial centers -- twenty-one in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Emporia (2), Suffolk, Norfolk, and Charlottesville; and sixteen in North Carolina: Chapel Hill, Elizabeth City (3), Edenton, Kitty Hawk (2), Raleigh (3), Moyock, Nags Head, Plymouth, Roper, Wake Forest and Wilmington. The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, mortgage banking services through its Gateway Bank Mortgage, Inc. subsidiary, and title insurance services through its Gateway Title Agency, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Select Market under the symbol GBTS. For further information, visit the Corporation's web site at www.gwfh.com.

The Gateway Financial Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5269

CONTACT:  Gateway Financial Holdings, Inc.
          D. Ben Berry, President and Chief Executive Officer
          (757) 422-8004
          benberry@gwfh.com